Exhibit 10.2
EXPEDIA, INC. STOCK OPTION AGREEMENT
     THIS AGREEMENT (this “Agreement”), dated as of the Grant Date specified on the Summary of Award (as defined below), by and between Expedia, Inc., a Delaware corporation (the “Corporation”), and the undersigned employee of the Corporation, Affiliate or Subsidiary (the “Eligible Individual”).
     All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation’s Amended and Restated 2005 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”). Reference is made to the Summary of Award (the “Summary of Award”) issued to the Eligible Individual, which may be found on the Smith Barney Benefit Access System at www.benefitaccess.com (or any successor system selected by the Corporation). This Agreement relates to the option to purchase shares of Common Stock described in the Summary of Award (the “Stock Option”).
1. Award of Stock Option
     Subject to the provisions of this Agreement, the Summary of Award and the Plan, the Corporation hereby grants the Stock Option to the Eligible Individual pursuant to Section 6 of the Plan. The Summary of Award sets forth the number of shares of Common Stock covered by the Stock Option, the per share exercise price of the Stock Option and the Grant Date of the Stock Option. Nothing in this Agreement, the Summary of Award or the Plan shall confer upon the Eligible Individual any right to continue in the employ or service of the Corporation or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate the Eligible Individual’s employment or service at any time. The Stock Option shall be a Nonqualified Option. Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the Stock Option shall expire on the seven year anniversary of the Grant Date.
2. Vesting
     Subject to (a) the terms and conditions of this Agreement, the Summary of Award and the provisions of the Plan, and (b) the Eligible Individual’s continuous employment by the Corporation or one of its Subsidiaries or Affiliates through the applicable vesting date, the Stock Option shall vest and become exercisable as follows:

Vesting Date	Percentage of Stock Option Vesting
On the first anniversary of the Grant Date	25%

On the second anniversary of the Grant Date	25%

On the third anniversary of the Grant Date	25%

On the fourth anniversary of the Grant Date	25%

3. Termination of Employment by the Corporation for Cause
     In the event the Eligible Individual exercises any portion of the Stock Option within two years prior to the Eligible Individual’s Termination of Employment for Cause, the Eligible Individual agrees that the Corporation shall be entitled to recover from the Eligible Individual, at any time within two years following such exercise, and the shall pay over to the Corporation, the excess of (i) the aggregate Fair Market Value of the Common Stock subject to such exercise on the date of exercise over (ii) the aggregate exercise price of the Common Stock subject to such exercise on the date of exercise.
4. Taxes and Withholding
     No later than the date as of which an amount in respect of the Stock Option first becomes includible in the Eligible Individual’s gross income for federal, state, local or foreign income or employment or other tax purposes, the Eligible Individual shall pay to the Corporation or make arrangements satisfactory to the Committee regarding payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount and the Corporation shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Eligible Individual (either directly or indirectly through its agent), federal, state, local and foreign taxes of any kind required by law to be withheld. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares of Common Stock issuable to the Eligible Individual upon exercise of the Eligible Individual’s Stock Option until the Corporation or the agent selected by the Corporation to manage the Plan under which the Stock Option has been issued (the “Agent”) has received from the Eligible Individual (i) a duly executed Form W-9 or W-8, as applicable and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any portion of such Stock Option.
5. Conflicts and Interpretation
     Applicable terms of the Plan are expressly incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. In the event of any (x) conflict between the Summary of Award (or any other information posted on the Smith Barney Benefit Access System or successor system) and this Agreement, the Plan and/or the books and records of the Corporation or (y) ambiguity in the Summary of Award (or any other information posted on the Smith Barney Benefit Access System or successor system), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.

6. Data Protection
     The Eligible Individual authorizes the release from time to time to the Corporation (and any of its Subsidiaries or Affiliates) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, the Eligible Individual permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). The Eligible Individual hereby authorizes the Relevant Information to be transferred to any jurisdiction that the Corporation, his or her employing company or the Agent considers appropriate. The Eligible Individual shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
7. Amendment
     The Committee may unilaterally amend the Stock Option, prospectively or retroactively, but no such amendment shall, without the Eligible Individual’s consent, materially impair the rights of the Eligible Individual with respect to the Stock Option, except such an amendment made to cause the Stock Option to comply with applicable law, stock exchange rules or accounting rules.
8. Notification of Changes
     Any changes to this Agreement shall be communicated (either directly by the Corporation or indirectly through any of its Subsidiaries, Affiliates or the Agent) to the Eligible Individual electronically via email (or otherwise in writing) promptly after such change becomes effective.
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     IN WITNESS WHEREOF, as of the Grant Date, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Eligible Individual has hereunto set the Eligible Individual’s hand. Electronic acceptance of this Agreement pursuant to the Corporation’s instructions to the Eligible Individual (including through an online acceptance process managed by the Agent) shall constitute execution of the Agreement by the Eligible Individual.

EXPEDIA, INC.
/s/ Burke F. Norton
Name:	Burke F. Norton
Title:	Executive Vice President, General Counsel & Secretary

ELIGIBLE INDIVIDUAL